UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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ARTHROCARE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note: The following materials were made available to employees of ArthroCare Corporation on March 27, 2014.

To All Employees,

As previously stated, we have committed to providing you with updates regarding the proposed merger agreement with Smith & Nephew.

ArthroCare filed a preliminary Proxy Statement with the US Securities and Exchange Commission on March 6, 2014, which describes the merger, outlines why the proposed merger is in the best interests of our shareholders and describes the matters that the shareholders are being asked to vote on.  This preliminary Proxy Statement is available on ArthroCare’s website in the Investor Relations section.  We expect to file with the Securities and Exchange Commission and mail a final Proxy Statement to our shareholders soon, which will update the information in the preliminary Proxy Statement and provide the timing for the shareholder vote.

On March 13, 2014, the US Federal Trade Commission informed us that it had granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  This effectively provides the merger with US regulatory clearance to proceed.  The proposed merger remains subject to other regulatory clearances in the UK and Germany.

We remain committed to our earlier comments regarding “business as usual” and as always our customers remain our top priority.  Should you have questions, please contact Gayle Wiley at gayle.wiley@arthrocare.com.

My thanks to each of you for your dedication and hard work.

David Fitzgerald

President and CEO